SUPPLY AGREEMENT

(DELIVERY OF GOODS)

This agreement (“Agreement”) is made on July, 25 , 2013. by and between

(1)               _ACEWAY CORP__, a company organised and existing under the laws of the state of Nevada, having its registered office at 2620 Regatta Drive, Ste 102, Las Vegas, NV, 89128_ (the “Purchaser”); and

(2)               _Shenzhen G.N.D Technology CO.,LTD____, a company organised and existing under the laws of China, having its registered office at ___Xueyuan road ,the third industry, Longxi villiage, Longgang_twon, Shenzhen city_____________________, (the  "Seller");

also referred below individually as “Party” and together as “Parties”

Whereas Purchaser wishes to acquire the supply of the products defined below and whereas Seller wishes to supply and deliver such products to Purchaser.

Purchaser and Seller respectively agree to the following:

1. SUPPLY OF PRODUCTS

1.1              During the term of this Agreement and any extension hereof, the Seller shall sell and supply the products as set out in Schedule 1 hereto (“Products”)  to Purchaser and Purchaser shall buy from the Seller such Products on a non-exclusive basis.

1.2              The specifications of the Products are set out in Schedule 2 hereto.

1.3              Seller shall provide to Purchaser the technical information and material in regard to the Products as set out in Schedule 3 hereto.

2. ORDERS

2.1              Each purchase and sale between Purchaser and Seller shall be evidenced by an order placed by Purchaser (“Order” or in plural “Orders”) to Seller in accordance with the terms and conditions of this Agreement and the Seller Company shall accept such Orders in writing within 2 working days after receipt of the Order. If the Seller Company does not send a written order confirmation within 2 working days after receipt of the Order, the Order shall be deemed to be accepted by the Seller Company. As long as this Agreement is in force and effect the terms and conditions of this Agreement shall apply to all Orders and all order confirmations of Seller.

2.2              Orders shall be placed by Purchaser to Seller in writing (including, without limitation, by e-mail, fax, letter). Each Order shall contain

(a)    the Products and the quantity of each Product ordered by Purchaser,

(b)   the price and

(c)    the destination (address) of delivery (“Destination of Delivery”).

2.3              Neither the Seller´s Company terms and conditions of sale and delivery nor the Purchaser Company terms and conditions of purchase shall apply to any purchase and sale made under this Agreement.

3. PRICE

3.1              The price ("Price") for the Products on the basis of FOB, Destination of Delivery as determined in the Order, is specified in Schedule 4 hereof. The Price includes no  statutory taxes.

4. INVOICING AND PAYMENT

4.1              Purchaser shall pay 30% deposit to Seller at time of order and pay the remaining balance before shipment.

5. DELIVERY AND STOCK

5.1              The date for delivery shall be as specified in the order. The minimum delivery time is 3 weeks.

5.2              Seller shall forthwith give notice to Purchaser of any likely delay in delivery of which it becomes aware and shall provide Purchaser with prompt and reasonable notice of the re-scheduled delivery date.

5.3              If Seller is late with any delivery of Products, Purchaser shall have the right to cancel the Order for such Products at any time before delivery of relevant Products is effected.

6. TITLE AND RISK

6.1       Title and all risk of loss or damage to the Products shall pass from the Seller to Purchaser when the Products shall be received and unloaded on the basis of FOB, Destination of Delivery as determined in the Order.

7. WARRANTY AND PRODUCT LIABILITY

7.1              The Seller warrant that the Products shall

(a)    conform to the technical and quality standard and specifications as set out in Schedule 3 hereto,

(b)   be safe, of good quality and free from any defect in manufacturing or material,

(c)    correspond strictly with any and all representations, descriptions, advertisements, brochures, drawings, specifications and samples made or given by Seller, and

(d)   fit for the purpose of which it is intended.

Purchaser shall inspect the received Products within 14 days after receipt of the delivery and shall inform the Seller within a further period of 3 working days of any apparent defect. Non-apparent defects shall be informed to the Seller within 14 days after they have become apparent.

7.2              If the Products are defective and/or do not conform with the warranty given in Art. 7.1 above ("Defective Products"), the Seller shall, at the option of Purchaser

(a)    replace the Defective Products with Products in accordance with the warranty set out in Art. 7.1 above as soon as possible without any additional cost to Purchaser, or Purchaser sometimes needs pay the freight fee

(b)   repair the Products without any additional cost to Purchaser, or Purchaser sometimes needs pay the freight fee

(c)    reimburse Purchaser the Price paid for the Defective Products.

7.3              Seller shall indemnify and hold Purchaser harmless from and against all claims, actions, damages, losses, liabilities (including, without limitation, product liability claims) and other expenses (including lawyer´s and other legal fees) which Purchaser may suffer or incur as a result of the delivery of Defective Products or a breach of the obligations set out in this Agreement by Seller.

7.4              Any claim made under the breach of the warranty obligation as defined in Article 7.1 and 7.2  above shall endure for a period of 12 months after the date of delivery of the Products and any claim made under Art. 7.3 above shall endure until the expiration of the relevant statutes of limitations.

8. TERM AND TERMINATION

8.1  This Agreement shall come into force and effect on _____July, 25th, 2013______ (“Effective Date”) and shall remain effective for a period of one (1) year. It shall be automatically renewed for subsequent periods of three (3) months each, unless

(a)    any party gives to the other party a written notice not to renew this Agreement at least one (1) month prior to the expiration of the initial term or any such subsequent term of this Agreement, or

(b)   this Agreement terminates in accordance with 9.2 below.

8.2  Notwithstanding Art. 8.1 above this Agreement may be terminated at any time by each party on written notice with immediate effect in the event that:

(a)    proceedings in bankruptcy or insolvency are instituted by or against the other party or a receiver, trustee, administrator or liquidator is appointed in respect of any part of the other party´s assets or any similar relief is granted under any applicable bankruptcy or equivalent law;

(b)   one party (the defaulting party) shall be in breach, non-observance or non-performance of any of its obligations in this Agreement and does not remedy the same within 14 days of notice of such failure or breach being served upon it by the other party (the non-defaulting party).

9.                     FORCE MAJEURE

9.1  In this Section “Force Majeure” shall mean any event beyond the reasonable control of PURCHASER or Seller, and which is unavoidable not withstanding the reasonable care of the party affected, and shall include but not be limited to war, insurrection, riot, civil unrest, sabotage, boycott, embargo, explosion, fire, earthquake, flood, unavoidable accident, epidemic, act of God, action or inaction of any governmental official or agency (civil or military) and refusal of any licences or permits, if properly applied for.

9.2  If either Party is prevented from or delayed in performing any of its obligations under this Agreement by an event of Force Majeure, then it shall notify the other in writing of the occurrence of such event and the circumstances thereof within fourteen (14) days after the occurrence of such event.

9.3  The Party who has given such notice shall be excused from the performance or punctual performance of its obligations under this Agreement for so long as the relevant event of Force Majeure continues and to the extent that such Party’s performance is prevented or delayed. The occurrence of any event of Force Majeure affecting either party shall not give rise to any claim for damages or additional costs and expenses suffered or incurred by reason of Force Majeure.

9.4  If the performance of the work by PURCHASER is substantially prevented or is delayed for an aggregate period of more than sixty (60) days on account of one or more events of Force Majeure during the currency of this Agreement, PURCHASER and or Seller may terminate this Agreement by giving written notice to Seller and / or PURCHASER as the case may be.

10.0MISCELLANEOUS

10.1This Agreement shall be governed by and construed in accordance with the laws of state of Nevada.

10.2All disputes between the parties as to the validity, execution, performance, interpretation or termination of this Agreement will be submitted to the exclusive jurisdiction of the Courts of the State of Nevada.

10.3All Schedules attached to this Agreement are incorporated herein and shall be part of this Agreement.

10.4Except as otherwise specifically provided herein, neither party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party.

Purchaser and Seller have executed this Agreement at the day and year first above written.

Purchaser                                                                               Seller

                                                                                 Shenzhen G.N.D Technology CO., LTD.

/s/ Armando Espinoza_____                                     _/s/ Rita Peng_____________________

Name: ARMANDO ESPINOZA                                      Name: Rita Peng

Title: President                                                          Title: Salesman

Date:                                                                          Date: 25th, July, 2013

SCHEDULE 1: LIST OF PRODUCTS

Car dvr, Bluetooth speaker, Bluetooth earphone

SCHEDULE 2: SPECIFICATIONS OF PRODUCTS

Mini, potable, wireless for Bluetooth product

SCHEDULE 3: TECHNICAL INFORMATION AND MATERIAL

Meet the requirement for CE, CQC and other test.

SCHEDULE 4: PRICES OF THE PRODUCTS

(on the basis of FOB, Destination of Delivery as determined in the Order, as follows:)